UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2023

BiomX Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38762	82-3364020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 Einstein St., Floor 4 Ness Ziona, Israel	7414003
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +972 723942377

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Common Stock, $0.0001 par value, and one Warrant entitling the holder to receive one half share of Common Stock	PHGE.U	NYSE American
Shares of Common Stock, $0.0001 par value	PHGE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On December 7, 2023, BiomX Inc., or the Company, entered into an At the Market Offering Agreement, or the Offering Agreement, with H.C. Wainwright & Co., LLC, or Wainwright, as manager, pursuant to which the Company may issue and sell shares of its common stock, $0.0001 par value per share, or Common Stock, having an aggregate offering price of up to $7.5 million from time to time through Wainwright.

Any sales of Common Stock under the Offering Agreement will be made pursuant to a shelf registration statement on Form S-3 (File No. 333-[●]), or the Registration Statement, and the prospectus contained therein, filed with the Securities and Exchange Commission, or the Commission, on December 7, 2023, after such Registration Statement is declared effective by the Commission.

Pursuant to the Offering Agreement, sales of shares of Common Stock may be made in transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly or through the NYSE American, or any other existing trading market in the Unites States for the Company’s shares of Common Stock, sales made to or through a market maker other than on an exchange or otherwise, directly to Wainwright as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, or in any other method permitted by law. Wainwright will use commercially reasonable efforts consistent with its normal trading and sales practices to sell the shares of Common Stock pursuant to the Offering Agreement from time to time, based upon instructions from the Company, including any price or size limits or other customary parameters or conditions the Company may impose.

The Company is not obligated to make any sales of the shares of Common Stock under the Offering Agreement. The offering of shares of Common Stock pursuant to the Offering Agreement will terminate upon the earliest of (a) the sale of all of the shares of Common Stock subject to the Offering Agreement and (b) the termination of the Offering Agreement by Wainwright or the Company, as permitted therein

The Company will pay to Wainwright a cash commission of up to 3.0% of the gross sales price of any Common Stock sold under the Offering Agreement and has agreed to provide Wainwright with customary indemnification and contribution rights. The Company will also reimburse Wainwright for certain specified expenses in connection with entering into the Offering Agreement and certain ongoing diligence expenses.

The Offering Agreement contains customary representations and warranties and conditions to the sale of the shares of Common Stock pursuant thereto.

The foregoing description of the Offering Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the shares of Common Stock discussed herein, nor shall there be any offer, solicitation, or sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 1.02 Termination of a Material Definitive Agreement.

On December 7, 2023, the Company and Jefferies LLC, or Jefferies, entered into a Termination and Waiver Agreement providing for the termination of the Open Market Sale AgreementSM, dated December 4, 2020, or the Sales Agreement, between the Company and Jefferies. The termination of the Sales Agreement shall become effective on December 7, 2023. The Sales Agreement provided for the offer and sale, from time to time, of Common Stock having an aggregate offering price of up to $50,000,000 (as later reduced to $19,950,000) through Jefferies, acting as sales agent. Through December 7, 2023, the Company had sold an aggregate of 983,384 shares of Common Stock pursuant to the Sales Agreement for aggregate gross proceeds of approximately $5.7 million. Effective December 7, 2023, no further sales will be made pursuant to the Sales Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
1.1	At the Market Offering Agreement, dated December 7, 2023, between the Company and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 1.2 of the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 7, 2023)
104	Cover Page Interactive Data File (embedded within the Inline XBRL documents)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMX INC.

December 7, 2023	By:	/s/ Jonathan Solomon
		Name:	Jonathan Solomon
		Title:	Chief Executive Officer

2